Exhibit 99(a)



             BRINK'S EXPECTS FIRST QUARTER EARNINGS
                   TO EXCEED ANALYSTS ESTIMATES

Richmond, VA. April 3, 1997 - Michael T. Dan, President and Chief Executive Officer, commented today that first quarter earnings of the Pittston Brink's Group (NYSE-PZB) are likely to exceed current analysts' consensus estimate of $.35 per share. The Group's complete financial results will be released on or about April 24, 1997. Pittston Brink's Group is the class of common stock of The Pittston Company which reflects the performance of Brink's Incorporated and Brink's Home Security, Inc.

Brink's Incorporated continues to benefit from strong demand in North America for its high quality security services, particularly from the rapidly growing automatic teller machine servicing market. Internationally, the previously announced increased ownership in Brink's affiliates in Venezuela, Peru, The Netherlands and Hong Kong have begun to meaningfully enhance international operating profits as planned. Michael Dan commented "Overall earnings performance of Brink's Incorporated is significantly ahead of last year. We are extremely pleased with our progress in implementing Brink's strategy of increasing its ownership positions in affiliates around the world. While the strong operating profits from these affiliates will initially be largely offset with higher interest expense related to the acquisition debt, net earnings are expected to improve further as debt and the related interest expense are reduced."

Brink's Home Security, Inc. (BHS), the second largest home security company in the U.S., continues to expand in the presence of increased competitive pressures from companies offering homeowners security systems with no installation fees. Although BHS's rate of subscriber growth has slowed from last year, revenues are growing at an attractive rate; operating margins are expected to remain in the mid to upper 20% range; and cash margins on recurring revenues are expected to be consistent with last year. As a result, BHS continues to generate high levels of operating earnings and very attractive returns on invested capital.

BHS continues to experience what it believes is one of the
highest customer retention  rates in the industry.   Almost 50%
of its customers installed more than ten years ago remain as subscribers. BHS's depreciation practices, which were established early in BHS's experience, have the effect of essentially entirely depreciating capitalized subscriber installation expenditures within eight years. Accordingly, many subscribers are no longer being depreciated, while other subscribers are being depreciated on an accelerated basis. In order to more accurately match depreciation expense with revenue generated from customers over the demonstrated customer experience, BHS is adjusting its annual depreciation rate for capitalized subscribers' installation costs. BHS will continue its practice of fully depreciating any remaining capitalized costs in the year subscribers disconnect or no longer desire service. This change is expected to reduce 1997 depreciation expense for capitalized installation costs by approximately $7 million to an estimated $28 million, approximately the same depreciation expense recorded in 1996.

The Pittston Brink's Group has continued its stock repurchase program by purchasing 153,000 common shares during the first quarter of 1997 at a total cost of $4.0 million. The company has remaining authority to purchase an additional 1.1 million shares.

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Pittston Brink's Group Common Stock (NYSE-PZB), Pittston
Burlington Group Common Stock (NYSE-PZX) and Pittston Minerals Group Common Stock (NYSE-PZM), represent the three classes of common stock of The Pittston Company, a diversified company with interests in security services through Brink's, Incorporated and Brink's Home Security, Inc. (Pittston Brink's Group) and global freight transportation and logistics management services through Burlington Air Express Inc. (Pittston Burlington Group), and coal and gold mining (Pittston Minerals Group).